EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Sheree Aronson
(714) 247-8290
sheree.aronson@amo-inc.com

Media Contact:	Steve Chesterman
(714) 247-8711
steve.chesterman@amo-inc.com

ADVANCED MEDICAL OPTICS INCREASES STOCKHOLDERS’

EQUITY THROUGH DEBT REDUCTION

(SANTA ANA, CA), June 2, 2004 – Advanced Medical Optics, Inc. [NYSE: AVO] (AMO) today announced that it expects to complete a series of transactions that will have the effect of increasing its stockholders’ equity by approximately $76 million.

Under the terms of the privately negotiated transactions reached with a limited number of investors, the company has exchanged or has commitments to exchange on or prior to June 4, 2004, approximately $83 million aggregate principal amount of its outstanding 3 1/2 percent convertible senior subordinated notes due 2023 for approximately 4.4 million shares of its common stock and approximately $4.6 million in cash.

The company decided to exchange a portion of the convertible notes as a result of the increase in its share price since the announcement of its agreement to acquire the Pfizer ophthalmic surgical business and the company’s need to increase equity in order to access the capital markets, if desired, to finance the acquisition. Because the notes are not currently convertible into equity, GAAP requires that AMO record an estimated $76 million non-cash charge in the second quarter of 2004 equal to the fair market value of the common stock on the date of the exchange, less the $20.54 conversion price for the notes, plus the premium paid to exchanging note holders.

In addition, the company announced that its Japan subsidiary has repaid a 2.5 billion yen-denominated ($22.4 million equivalent) term loan facility, which was collateralized by the subsidiary’s accounts receivable and inventory.

“These transactions represent initial steps in the overall financing relating to our acquisition of the Pfizer assets and help to position AMO for future growth,” said Richard A. Meier, executive vice president of operations and finance and chief financial officer. “Moreover, these transactions do not impact our previously stated 2004 pro forma diluted earnings per share guidance, excluding the anticipated accretion of the Pfizer acquisition and non-cash charges associated with the financing.”

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AMO announced in April its agreement to acquire the Pfizer ophthalmic surgical business for $450 million. The business, which generated approximately $150 million in revenues in 2003, includes the Healon® family of viscoelastics, the Tecnis® and CeeOn® lines of intraocular lenses and the Baerveldt® glaucoma shunt, as well as related manufacturing and R&D facilities. AMO expects to complete the acquisition in early summer. The company expects to provide accretion guidance related to the Pfizer acquisition upon its completion.

About Advanced Medical Optics

Advanced Medical Optics, Inc. is a global leader in the development, manufacturing and marketing of ophthalmic surgical and contact lens care products. The company focuses on developing a broad suite of innovative technologies and devices to address a wide range of eye disorders. Products in the ophthalmic surgical line include foldable intraocular lenses, phacoemulsification systems, viscoelastics and related products used in cataract surgery, and microkeratomes used in LASIK procedures for refractive error correction. AMO owns or has the rights to such well-known ophthalmic surgical product brands such as Phacoflex®, Clariflex®, Array®and Sensar® foldable intraocular lenses, the Sovereign® phacoemulsification system with WhiteStar™ technology and the Amadeus™ microkeratome. Products in the contact lens care line include disinfecting solutions, daily cleaners, enzymatic cleaners and lens rewetting drops. Among the well-known contact lens care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, COMPLETE® Moisture PLUS™, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care® and blink™ branded products. Amadeus is a licensed product of, and a trademark of, SIS, Ltd.

Advanced Medical Optics, Inc. is based in Santa Ana, California, and employs approximately 2,300 worldwide. The company has direct operations in about 20 countries and markets products in approximately 60 countries. For more information, visit www.amo-inc.com.

AMO Forward-Looking Statements

This press release contains forward-looking statements and forecasts about AMO and its businesses, including with respect to exchanges of its outstanding convertible notes and the Pfizer asset acquisition. All forward-looking statements in this press release reflect AMO’s current analysis of existing trends and information and represent AMO’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting AMO’s businesses and the proposed transactions, including but not limited to market conditions, satisfaction of closing conditions, and risks relating to AMO’s current businesses, such as changing competitive, regulatory and market conditions; the performance of new products and the continued acceptance of current products; the execution of strategic initiatives and alliances; AMO’s ability to maintain a sufficient supply of products and successfully transition its manufacturing of eye care products; product liability claims or quality issues; litigation; and the uncertainties associated with intellectual property protection for the company’s products. In addition, matters generally affecting the domestic and global economy, such as changes in interest and currency exchange rates, can affect AMO’s results. Therefore, the reader is cautioned not to rely on these forward-looking statements. AMO disclaims any intent or obligation to update these forward-looking statements.

Additional information concerning these and other risk factors may be found in previous financial press releases issued by AMO. AMO’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Certain Factors and Trends Affecting AMO and its Businesses” in AMO’s 2003 Form 10-K and Form 10-Q filed in May 2004 include information concerning these and other risk factors. Copies of press releases and additional information about AMO are available at www.amo-inc.com, or you can contact the AMO Investor Relations Department by calling 714-247-8348.

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